Exhibit 99.1
FOR IMMEDIATE RELEASE — February 11, 2010

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC.
ANNOUNCES ANNUAL SHAREHOLDERS MEETING DATE
Paramus, New Jersey, February 11, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK) announced today that the Annual Meeting of Shareholders will be held on April 21, 2010. The voting record date will be March 1, 2010.
Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 131 branch offices in the New York metropolitan and surrounding areas.